                                   EXHIBIT 4.18

NORWEST BANK COLORADO, NATIONAL ASSOCIATION

Address, City, State & Zip Code
1063 MAIN AVENUE, DURANGO, CO  81302

  FOR BANK USE ONLY
Customer No.        Loan No.
6490021402          0-8008046

Face Amount           Rate (% per year)    Note Date         Maturity Date
$2,000,000.00         ** %                 04/10/1996        07/31/1997

Maker                                        Home Phone    Business Phone
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

Street Address, City, State, Zip Code
265 TURNER DRIVE DURANGO, CO  81301

Security
2nd DEED OF TRUST, ACCOUNTS RECEIVABLE, INVENTORY, GENERAL INTANGIBLES

The captions in the boxes above, and the names, dates, amounts and other information therein, are defined terms and are hereby incorporated in the note provisions below.

Maker promises to pay to the order of Bank at Bank's address the Face Amount and interest on the unpaid balance of the Face Amount (from the Note Date at the Rate indicated above (based upon a year of 360 days and computed for the actual number of days elapsed). Principal and interest shall be payable as follows:

Interest shall be payable monthly on the last day of each month beginning 04/30/1996. The balance of principal plus accrued interest shall be payable at maturity.

**The interest rate shall be at an annual rate equal to the Norwest Bank Colorado, National Association Prime Rate, effective the same day of its change. Prime Rate shall mean the interest rate charged by Norwest Bank Colorado, National Association as announced or published by the Bank from time to time as its Prime Rate, and may not be the lowest interest rate charged by the Bank.


THIS NOTE EVIDENCES AN ARRANGEMENT PROVIDING FOR FUTURE ADVANCES THAT IN AGGREGATE AMOUNT OUTSTANDING SHALL AT NO TIME EXCEED THE FACE AMOUNT.

Overdue principal and (to the extent legally enforceable) overdue interest, whether caused by acceleration of maturity or otherwise, shall bear interest at a rate four percentage points above the rate in effect at the time such principal or interest becomes due.

At the option of the holder of this note (the "holder") the unpaid balance of this note plus accrued interest and all other obligations of Maker to the holder, direct or indirect, absolute or contingent, now existing or hereafter arising, shall become immediately due and payable without notice or demand if
(a) any payment required by this note is not made when due, or (b) a default or event of default occurs under any loan or security agreement or instrument executed as security for or in connection with this note, or (c) the holder at any time in good faith believes that the prospect of any payment required by this note is impaired, whether or not such belief is caused by any act or failure to act of any Maker or of any endorser, guarantor or accommodation party of or on this note (hereafter collectively referred to as "any other signer").

Maker and any other signer (1) waive presentment, notice of dishonor and protest, (2) assent to any extension of time with respect to any payment due under this note, to any substitution or release of collateral and to the addition or release of any party, and (3) agree that Bank may apply, as Bank elects, any payment received after default to any portion of Maker's obligations hereunder. No waiver of any payment or other right under this note shall operate as a waiver of any other payment or right. Maker and any other signer shall pay all reasonable costs of collection, including attorneys' fees, paid or incurred by the holder in enforcing this note on default.

This note (a) is secured by the Security indicated above, if any, and (b) shall be construed under and governed by the laws of Colorado. If there is more than one Maker, all of the provisions of this note shall apply to each and any of them.

THE ARBITRATION TERMS AND CONDITIONS ON THE BACK OF THIS PAGE ARE A PART OF AND INCORPORATED INTO THIS NOTE.

                                ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
   FOR BANK USE ONLY
                                BY:   /S/ FRANKLIN E. CRAIL
   New Loan                         -------------------------------------
                                     FRANKLIN E. CRAIL, CHAIRMAN OF BOARD
   A GALLEGOS                        PRESIDENT, TREASURER

   M NOESEN